RELEASE AND SETTLEMENT AGREEMENT


         THIS RELEASE AND SETTLEMENT AGREEMENT ("Agreement") is made on the 14th day of March, 1996, by and between BAILEY CORPORATION, a Delaware corporation ("Bailey") and PREMIX/E.M.S. INC., and Ohio corporation ("EMS") (referred to collectively as the "Parties").

WHEREAS, on July 31, 1994, Bailey and EMS entered into an Asset Purchase and Sale Agreement (the "Sale Agreement") pursuant to which substantially all of EMS' assets used in its Business (as defined in the Sale Agreement) were sold to and purchased by Bailey.

WHEREAS, on January 31, 1996, principal in the amount of $625,000.00 and accrued interest in the amount of $306,705.30 became due and payable by Bailey to EMS pursuant to that certain Secured Promissory Note (the "Secured Note") executed by Bailey contemporaneously with and as part of the Sale Agreement; and

WHEREAS,  on January 31,  1996,  accrued  interest in the amount of  $360,000.00 became due and  payable by Bailey to EMS  pursuant to that  certain  Convertible
Debenture (the "Debenture") executed by Bailey contemporaneously with and as part of the Sale Agreement; and

WHEREAS, on July 31, 1996, principal in the amount of $625,000.00 and accrued interest in the approximate amount of $315,000.00 will become due and payable by Bailey to EMS pursuant to the Secured Note, and accrued interest in the amount of $360,000 will become due and payable by Bailey to EMS pursuant to the Debenture; and

WHEREAS, since October, 1995, Bailey has failed to comply with the covenant set forth in Section 17(j) of the Debenture; and




WHEREAS, on or about January 25, 1996, Bailey filed a lawsuit against EMS in the United States District Court for the District of New Hampshire seeking an injunction against EMS to prevent EMS from enforcing the provisions of the Secured Note and Debenture; and

WHEREAS, pursuant to an agreement dated January 31, 1996, as extended by three subsequent agreements, Bailey and EMS agreed to extend the time of performance of the payments originally due January 31, 1996, as stated above, to March 14, 1996; and

WHEREAS, the Parties have attempted to resolve numerous differences between themselves without recourse to expensive and time-consuming litigation, and now desire to enter into this Agreement as follows; and

NOW THEREFORE, in consideration of the mutual agreements and other consideration contained herein, the Parties agree as follows:

1. This Agreement shall be binding on both Bailey and EMS from the date of execution of this document.

2. This Agreement will supersede the agreement entered into between Bailey and EMS on January 31, 1996, as extended and described above.

3. The Secured Note, Debenture, and related Security Documents will remain in effect as they have been executed.

4. A new note ("New Note A"), in the form attached hereto as Exhibit A, from Bailey to EMS in the amount of $1,291,705.30 will be executed, with principal and interest accruing from January 31, 1996, at 8% per annum, becoming due and payable on January 31, 1997, with no interim payments of principal or interest required. Bailey agrees to use its best efforts, as determined in its sole and absolute discretion, to provide security for New Note A, and shall amend New Note A accordingly. New Note A shall be in satisfaction of the principal and interest originally due and payable by Bailey to EMS on January 31, 1996 pursuant to the Secured Note and Debenture.

5. An additional new note ("New Note B"), in the form attached hereto as Exhibit B, will be issued on July 31, 1996, from Bailey to EMS in an amount equal to the principal and interest which will then be due from Bailey to EMS under the Secured Note and Debenture (the approximate amount is $1,300,000.00), with interest accruing from July 31, 1996 at 8% per annum, and principal and interest becoming due and payable on July 31, 1997, with no interim payments of principal and interest required. Bailey agrees to use its best efforts, as determined in its sole and absolute discretion, to provide additional security for New Note B, and shall amend New Note B accordingly. New Note B shall be in satisfaction of the principal and interest originally due and payable by Bailey to EMS on July 31, 1996, pursuant to the Secured Note and the Debenture.

5a. EMS waives compliance with the financial ratio provision in Section 17(j) of the Debenture through October 31, 1997.

6. As part of the consideration paid by EMS to Bailey in exchange for Bailey's agreement to settle all arbitration, indemnification, and other claims released herein, EMS will pay to Bailey the sum of one million dollars ($1,000,000), but only upon such date as Bailey has paid in full all principal and interest due under Secured Note, New Note A and New Note B, and upon payment in full of all principal and interest due under the Debenture (whether paid in cash or satisfied in stock of Bailey). The final payments by Bailey to EMS of all remaining amounts due under the Secured Note, New Note A and New Note B, and the payment by EMS to Bailey of $1,000,000 will be done in a simultaneous transaction and by certified checks, if requested in writing by either EMS or Bailey.

7. Within three business days of the receipt by EMS of the $500,000.00 held in the Environmental Escrow Account by Huntington Bank (Ohio) ("Escrow Account"), as



provided for in the Environmental Indemnification Agreement entered into by and between Bailey and EMS on July 31, 1994 ("Environmental Indemnification Agreement"), EMS shall pay to Bailey the sum of $250,000.00. Such release of the $500,000 in the Escrow Account shall have no effect on EMS' obligations in the Environmental Indemnification Agreement.

7a. Bailey and EMS both represent that all real estate and personal property taxes for the year 1994 attributable to the assets conveyed in the Sale Agreement have been paid to the appropriate taxing authority. This representation by both Bailey and EMS is a condition precedent to the net payment by EMS to Bailey described on Exhibit C.

8. Except as provided in paragraph 9, Bailey hereby, for itself and its affiliates, successors and assigns, releases and discharges fully EMS, its affiliated companies including parent and subsidiary companies, and divisions, and their directors, officers, employees, agents, successors and assigns from any and all claims, liabilities, demands and causes of action, known or unknown, under any tort, contract, strict liability, product liability, negligence, fraud, misrepresentation or any other theory of recovery, resulting from, arising out of, related to or associated with any matters pertaining to or arising out of The Sale Agreement including, but not limited to, any of the issues previously arbitrated by the Parties, or any of the issues enumerated in Exhibit "C", attached hereto and made a part hereof.

9. The provisions of paragraph 8 shall not apply to the matters listed on Exhibit D, attached hereto and made a part hereof.

10. Both Bailey and EMS represent that the execution and delivery of this Agreement have been duly authorized and approved, that no other corporate proceedings on the part of either Bailey or EMS are necessary with respect thereto, and that this Agreement constitutes the legal, valid and binding obligation of both Bailey and EMS, enforceable against both Bailey and EMS in accordance with its terms.





11. Each party shall be solely responsible for its own costs, including attorneys' fees, associated with this Agreement and the subject matter hereof, including all arbitration proceedings, litigation, and negotiations through the date of this Agreement.

12. This Agreement shall be confidential to the Parties, and no disclosure nor public announcement other than required by law or contract will be made without the written consent of the non-disclosing Party.

13. This Agreement shall be interpreted in accordance with the laws of the State of Ohio. All terms, conditions and covenants of the Agreement shall be applicable to and binding upon, and shall inure to the benefit of, the parties' respective agents, employees, subsidiaries, divisions, successors and assigns.

14. In the event that any suit in law or equity, arbitration or other formal proceeding is instituted by any party to enforce or interpret any part of this Agreement, or to recover damages for breach hereof, the prevailing party shall be entitled to recover costs of suit incurred therein, and to also recover as an element of such costs (but not as damages) reasonable attorneys' fees incurred by such prevailing party.

15. This Agreement constitutes the entire agreement and understanding between the parties concerning the matters described herein, and superseded and replaces all prior negotiations, representations, proposed agreements, and agreements, written or oral, relating to such subject matter.






         In witness whereof, the parties have caused this Agreement to be duly executed in duplicate and delivered as of the date written above.


BAILEY CORPORATION                          PREMIX/E.M.S. INC.

By:   /s/  Roger R. Phillips                By:   /s/  John R. Maimone
      ----------------------                      --------------------
Name:  Roger R. Phillips                    Name:  John R. Maimone
Title:    President & CEO                   Title:    CEO





                                    Exhibit C

                                SUMMARY OF ISSUES
                                -----------------

     Damages incurred from August, 1994 through January, 1995 as a result of the Seller's misrepresentations as to the profitability of the Diamond Star Motors Contract.

     Damages incurred from August, 1994 through January, 1995 as a result of the Seller's misrepresentations as to the profitability of the Stanley Door Contract.

     Damages incurred from April, 1995 through January, 1996 as a result of the Seller's misrepresentations as to the profitability of the ITT/Chrysler Nose Cone Contract.

     Continuing damages inevitably to be incurred in the future in connection with the ITT/Chrysler Nose Cone Contract.

     Damages incurred from August, 1995 through January, 1996 as a result of the Seller's misrepresentations as to the profitability of the GMH-Car Spoiler Contract.

     Continuing damages inevitably to be incurred in the future in connection with the GMH-Car Spoiler contract.

     Damages incurred as a result of the Seller's August 2, 1994 loss in the month of July, 1994.

     Damages resulting from the Seller's breach of covenant as to the funding of employee benefit plans.

     Damages incurred as a result of the Seller's failure to pay the full amount of the December, 1995 arbitration award.

     Damages in the amount of interest paid on $11.7 million of additional bank borrowings to pay for the swing from profit to loss.

     Consequential damages incurred with respect to Bailey's relationship with its shareholders, customers, suppliers and creditors as a result of the financial damages from the above acts.

     Damages incurred relative to product and tooling contracts with Saturn.






     Damages incurred relative to product and tooling contracts for General Motors J-car.

     Any other damages or profitability issues relative to any other product and tooling contracts acquired from Premix/EMS and not enumerated specifically above.

     Upon payment of $12,000 (to be made within 30 days of the date of this Agreement) by EMS to Bailey for survey work to be performed by Bailey, Paragraph 8 of the Agreement shall apply to any matter involving the completion and any cost of survey of the three facilities as required by
     Section 6.7 of the Asset Purchase and Sale Agreement.

     EMS acknowledges that it owes to Bailey 7/12ths of the real estate and personal property taxes for the year 1994 in Indiana and Ohio, as noted in correspondence of May 1995 and February 1996, in the amount of $181,800.55. Bailey acknowledges that it owes to EMS 5/12ths of the personal property taxes for the year 1994 in Ohio, in the amount of $58,942.08. Upon payment by EMS to Bailey of the net of these amounts, which net is $122,858.46 (to be paid within 30 days of the date of this Agreement), Paragraph 8 of the Agreement shall apply to all obligations of EMS and Bailey under the Asset Purchase and Sale Agreement for real estate and personal property taxes.






                                    EXHIBIT D


         Pursuant to Paragraph 9 of the Agreement, the provisions of Paragraph 8 shall not apply to the following matters:

1. Environmental Indemnification Agreement

2. All permanent indemnification matters that are part of Section 4.1(a) of the Non-Environmental Indemnification Agreement and which are specified below:

         a. Section 4.1(a)(i).

         b. Section 4.1(a)(ii), but only if it concerns matters other than EMS' funding of employee benefit plans.

         c. Section 4.1(a)(iii).

         d. Section 4.1(a)(vi), but only to the extent that such costs and expenses are directly related to any of 2a-c of this paragraph.

3. All warranties of EMS set forth in the three warranty deeds relating to the real estate conveyed by EMS to Bailey and located in Lancaster, Ohio; Hartford City, Indiana; and Portland, Indiana.

4. Any defects or exceptions noted by Bailey's surveyors upon completion of the surveys of the three properties referenced in Paragraph 3.

5. The Funding Agreement entered into on July 31, 1994, by and among Bailey, EMS, Premix, Inc., an Ohio corporation of North Kingsville, Ohio, and Shell Polymers Ventures, Inc., a Delaware corporation of Houston, Texas.